PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
April 22, 2008
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2008
•	Peabody raises full-year EBITDA targets $500 million, or up to 50%, to $1.5 to $1.8 billion; 2008 EPS targets raised to $2.20 to $3.00

•	First quarter revenues increase 15% to record $1.28 billion

•	EBITDA grows 16% to $273.5 million; operating profit climbs 17% to $172.7 million

•	Pre-tax income increases 24% to $114.5 million

•	Income from continuing operations totals $69.5 million, or $0.26 per share
ST. LOUIS, April 22 — Peabody Energy (NYSE: BTU) today reported first quarter EBITDA totaled $273.5 million, an increase of 16 percent over the comparable prior-year period, on record quarterly revenues of $1.28 billion and sales of 61.2 million tons. Pre-tax income rose
24 percent to $114.5 million. Income from continuing operations totaled $69.5 million with earnings per share of $0.26.
          “Peabody’s strategy to expand our global platform and target high-growth, high-demand markets is delivering significantly improved performance based on very strong coal markets and recent international price settlements,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “We believe that the outstanding global fundamentals for coal are resulting from structural changes in the supply-demand balance. Growing economies are being fueled by coal and world coal expansion cannot keep pace with demand.”
RESULTS FROM CONTINUING OPERATIONS
          First quarter 2008 revenues grew 15 percent to a record $1.28 billion on sales of 61.2 million tons. Prior-year revenues totaled $1.11 billion on 55.2 million tons. Average U.S. revenues grew 16 percent, driven by improved pricing from all U.S. regions as well as record volumes in the Powder River Basin. Australian revenues increased 5 percent driven by greater contribution from Australian thermal and metallurgical mines completed in 2007, offset by lower realized metallurgical coal prices from contracts signed in 2007 compared with 2006, as well as a change of mix to a greater proportion of export and domestic thermal coal sales.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
          EBITDA rose 16 percent over the prior year to $273.5 million. U.S. operations benefitted from higher realized prices in all regions, offset by increased commodity costs, higher production taxes and royalties and weather-related issues in the Midwest. Australian operations were affected by approximately $60 million in higher commodity-related and demurrage costs, foreign exchange rates and the effects of record flooding in Queensland.
          Trading and Brokerage and Resource Management contributed $147.9 million of EBITDA.
          “The development of our global trading activities in recent years gives us a competitive advantage from visibility into all global energy markets, which is driving substantial financial and strategic benefits,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “When you combine this with the significant investments that we have made in our Australia operations in recent years, we expect our non-U.S. activities to account for nearly half of Peabody’s EBITDA in 2008.”
          Operating profit rose 17 percent to $172.7 million. Income tax expense includes $15.9 million related to the non-cash foreign currency effects on remeasurement of deferred taxes. Excluding this, income taxes would have been $28.2 million. Income from continuing operations totaled $69.5 million with earnings of $0.26 per share.
          During the first quarter, Peabody was named number one in Fortune’s Most Admired Companies ranking for the mining and crude oil sector, ranking first in each of the eight categories used in the evaluation.
MARKETS
          “Global coal demand continues to set new records as coal fuels the largest and strongest developing economies,” said Boyce. “Global coal inventories remain low, U.S. exports are accelerating and new coal-fueled generation is being built at a fast pace around the globe. As a result, we are signing agreements that will significantly increase our earnings and cash flows this year and establish a solid foundation for future years.”
International Markets
          Both metallurgical and thermal coal markets around the globe are undergoing structural changes as demand growth continues to outpace supply.
          Escalating global steel demand and tight coking coal supplies are leading to outstanding metallurgical coal markets, driving the April 1 benchmark price to approximately $300 per tonne
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
($270 per ton) for high-quality hard coking coal. Global steel demand continues to increase while metallurgical coal supplies are limited by a long-term decline in quality coal reserves in many of the world’s key met coal producing regions and recent Australian infrastructure constraints.
          Strong thermal coal markets are also being driven by a number of long-term factors as global energy demand climbs, significant new global coal generation is developed, alternative energy supplies fall short, and traditional exporting nations retain more coal for domestic use. As a result, benchmark Australian thermal coal contract pricing has risen to a record $125 per tonne for the fiscal year beginning in April — nearly 130 percent higher than the prior year. Major market events include:
•	China curtailed coal exports during the quarter and announced that 2008 export licenses would be issued at levels 24 percent below last year. Chinese energy officials also reported that the nation could be short as many as several hundred million tonnes of coal, and separately announced plans to develop a strategic coal reserve;

•	India continues to seek more import coal — possibly as much as 65 percent more than last year — to replenish critically low stockpiles;

•	South African coal exports are 2 million tonnes lower year-to-date and the country’s electric utility has announced a need to rebuild inventories by 45 million tonnes more than originally planned over the next two years;

•	Major coal exporting nations of Indonesia and Russia are also limiting exports to meet increasing domestic needs;

•	New coal-fueled generating plants are in planning and construction in more than 75 nations, with new generation in every region including the Middle East. Coal demand from these new facilities is significant; just half of them equates to more than 1 billion tonnes of annual coal use.
          With its diversified global operating platform, Peabody is well positioned to capture earnings upside from the current and longer-term market conditions. In Australia, Peabody anticipates 2008 sales of 22 to 24 million tons, as operations were less affected than others by the first quarter flooding in Queensland.
          Peabody is currently finalizing settlements on its 7 to 8 million tons of Australian metallurgical coal that was available for pricing in the fiscal year that began April 1. The
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
company expects to ship a total of 8 to 9 million tons of metallurgical coal in calendar year 2008, which is evenly split between hard coking coal and semi-hard/semi-soft/PCI products.
          The company is also concluding settlements on 3 to 4 million tons of Australian export thermal coal for the new fiscal year.
          Peabody has 15 to 18 million tons of Australian coal unpriced, or recently priced, for 2009, approximately half of which is metallurgical coal, and 21 to 24 million tons unpriced for 2010. The company’s Australian sales portfolio also includes approximately 5 to 6 million tons committed to Australian generators under long-term contracts, at relatively low prices established by predecessor companies.
U.S. Domestic Markets
          Ongoing tightness in the global markets continues to boost international demand for U.S. coal, creating very strong domestic markets. Despite record coal demand and prices, the industry’s Appalachian coal production remains more than 4 percent below prior-year levels, with supply restricted by permitting and geology issues. As a result, U.S. utility stockpiles declined during a normal quarter of inventory buildups and resulted in a 10 million ton reduction versus averages over the past two years.
          Peabody currently estimates that 2008 U.S. exports will increase to 83 million tons as imports decline to 30 million tons, resulting in a doubling of U.S. net exports in one year. Peabody has already signed agreements for more U.S. export coal in the first three months of 2008 than it did in the prior two years combined. The company has committed to coal exports from eight different states in five regions through its production and trading operations.
          Powder River Basin coal demand continues at record levels, with growth along three dimensions: exports to Europe through the Gulf of Mexico; greater use of Powder River Basin coal to meet Eastern generators’ needs; and increased “coal-by-wire” activity as Midwestern coal plants operate at higher utilization and send power to the Eastern United States.
          In these improving markets, Peabody has the industry’s largest volumes unpriced beyond this year. The company has 60 to 70 million tons unpriced for 2009 and 120 to 130 million tons unpriced for 2010. During the quarter, the company committed to small volumes of coal for future year deliveries, and settled price reopeners, at average prices 37 percent above 2007 realized prices for premium Powder River Basin products.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
MAJOR PROJECTS
          Peabody continues several major projects aimed at increasing throughput and/or improving costs and productivity, including:
•	Startup of the El Segundo Mine in New Mexico in the second quarter. The new 6-million ton-per-year operation is expected to be highly productive, with an overburden ratio approximately half of the neighboring Lee Ranch Mine. With the addition of El Segundo, Peabody’s New Mexico production should grow to nearly 10 million tons in 2010 from 5.8 million tons in 2007.

•	Startup of the first phase of a new blending and coal loadout facility at the company’s North Antelope Rochelle Mine, the world’s largest coal mine. The project is expected to improve efficiencies and enhance the mine’s ability to optimize coal qualities. The mine completed a 15-day outage in early April and is expected to finalize the project during a week-long outage in July.

•	This quarter, the Newcastle Coal Infrastructure Group (NCIG) was granted a 35-year government lease on Kooragang Island along the Hunter River, where dredging is already under way for two bulk vessel berths. Peabody has more than 5 million tons of annual dedicated throughput at the new terminal through its 17 percent ownership in NCIG, and startup is expected to begin in approximately two years.

•	Peabody is increasing its equity ownership in the DTA coal terminal in Virginia to 37.5 percent, increasing Peabody’s export capacity at one of the nation’s busiest coal ports. DTA has an annual capacity of up to 20 million tons of coal. The acquisition increases Peabody’s total share of DTA coal terminal throughput capability to approximately 6 to 7 million tons annually.
          Peabody continues to target 2008 capital investments of $350 to $400 million.
          “Our focus continues to be on improving productivity and costs; expanding access to high-growth, high-margin markets; improving capital efficiency; pursuing long-term operating, trading and joint-venture opportunities to fuel emerging Asian markets; and advancing Btu Conversion initiatives and other clean coal projects,” said Boyce.
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PEABODY ENERGY ANNOOUNCES RESULTS — PAGE 6
OUTLOOK
          Peabody is raising its full-year 2008 targets, on the basis of recent and expected pricing settlements for seaborne metallurgical and thermal contracts commencing April 1, 2008. Full-year 2008 EBITDA is now targeted to be $1.5 to $1.8 billion — a $500 million increase over original targets — with income from continuing operations of $2.20 to $3.00 per share. Production targets remain 220 to 240 million tons, with expected sales of 240 to 260 million tons, including 22 to 24 million tons out of Australia.
          For second quarter 2008, Peabody is targeting EBITDA of $300 to $400 million and earnings of $0.35 to $0.60 per share, as the company benefits from greater contributions from Australian operations related to new coal prices in Australia.
          Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 22, 2008. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; credit and performance risk associated with customers, suppliers, trading and financial counterparties; the availability, timing of delivery and cost of key equipment and commodities; transportation availability, performance and costs including demurrage; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; coal and power market conditions; impact of weather on demand, production and transportation; availability and costs of competing energy resources; risks associated with our Btu Conversion initiatives; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March	March
	2008	2007
Tons Sold (In Millions)	61.2	55.2

Revenues	$1,276.0	$1,109.8
Operating Costs and Expenses	1,013.7	846.7
Depreciation, Depletion and Amortization	94.0	81.9
Asset Retirement Obligation Expense	6.8	5.7
Selling and Administrative Expenses	50.9	31.7
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(59.4)	(1.4)
Income from Equity Affiliates	(2.7)	(2.2)

Operating Profit	172.7	147.4
Interest Income	(1.1)	(2.8)
Interest Expense:
Debt-Related Interest	58.0	55.5
Surety Bond and Letter of Credit Fees	1.3	2.0

Income from Continuing Operations Before Income Taxes and Minority Interests	114.5	92.7
Income Tax Provision:
Provision	28.2	11.1
Remeasurement of Foreign Deferred Taxes	15.9	—

Income Tax Provision	44.1	11.1
Minority Interests	0.9	(0.3)

Income from Continuing Operations	69.5	81.9
Income (Loss) from Discontinued Operations, Net of Tax	(12.3)	6.6

Net Income	$57.2	$88.5

Diluted EPS (1):
Income from Continuing Operations	$0.26	$0.30
Income from Discontinued Operations	(0.05)	0.03

Net Income	$0.21	$0.33

EBITDA	$273.5	$235.0

(1)	Weighted average diluted shares outstanding were 272.1 million and 268.1 million for the quarters ended March 31, 2008 and 2007, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2008 and 2007

	Quarter Ended
	March	March
	2008	2007
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$858.3	$741.5
Australian Mining Operations	300.2	287.0
Trading and Brokerage Operations	110.1	76.3
Other	7.4	5.0

Total (1)	$1,276.0	$1,109.8

Tons Sold (In Millions)
Eastern U.S. Mining Operations	7.6	7.8
Western U.S. Mining Operations	42.3	37.9
Australian Mining Operations	5.5	5.0
Trading and Brokerage Operations	5.8	4.5

Total (1)	61.2	55.2

Revenues per Ton — Mining Operations
Eastern U.S.	$35.24	$32.97
Western U.S.	13.98	12.80
Total — U.S.	17.23	16.25
Australia	54.24	57.55

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$30.89	$26.59
Western U.S.	10.35	9.12
Total — U.S.	13.49	12.11
Australia	53.54	45.00

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$4.35	$6.38
Western U.S.	3.63	3.68
Total — U.S.	3.74	4.14
Australia	0.70	12.55

Operating Profit per Ton	$2.82	$2.67

EBITDA — U.S. Mining Operations	$186.7	$188.9
EBITDA — Australian Mining Operations	3.8	62.6
EBITDA — Trading and Brokerage Operations	91.8	36.6
EBITDA — Resource Management (3)	56.1	1.3
Selling and Administrative Expenses	(50.9)	(31.7)
Other Operating Costs, Net (4)	(14.0)	(22.7)

EBITDA	273.5	235.0
Depreciation, Depletion and Amortization	(94.0)	(81.9)
Asset Retirement Obligation Expense	(6.8)	(5.7)

Operating Profit	$172.7	$147.4

Operating Cash Flow Provided by Continuing Operations	$88.1	$235.5
Coal Reserve Lease Expenditures	59.8	59.8
Capital Expenditures (Excludes Acquisitions)	59.3	118.3

(1)	Metallurgical sales totaled 2.1 million tons and 2.0 million tons for the quarters ended March 31, 2008 and 2007, respectively. Total non-U.S. sales were 6.4 million tons and 7.3 million tons for the quarters ended March 31, 2008 and 2007, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
March 31, 2008 and December 31, 2007
(Dollars in Millions)

	(Unaudited)
	March	December
	31, 2008	31, 2007
Cash and Cash Equivalents	$82.5	$45.3
Receivables, Net	279.0	258.0
Inventories	251.3	268.9
Assets from Coal Trading Activities (1)	556.1	349.8
Deferred Income Taxes	98.6	98.6
Other Current Assets	304.3	289.9

Total Current Assets	1,571.8	1,310.5
Property, Plant, Equipment and Mine Development, Net	7,333.5	7,332.4
Investments and Other Assets	432.9	408.6

Total Assets	$9,338.2	$9,051.5

Current Maturities of Long-Term Debt	$227.7	$134.4
Liabilities from Coal Trading Activities (1)	474.6	301.8
Accounts Payable and Accrued Expenses	1,092.1	1,134.0

Total Current Liabilities	1,794.4	1,570.2
Long-Term Debt, less Current Maturities	3,133.9	3,138.7
Deferred Income Taxes	351.8	315.6
Other Long-Term Liabilities	1,478.8	1,506.6

Total Liabilities	6,758.9	6,531.1
Minority Interests	2.0	0.7
Stockholders’ Equity	2,577.3	2,519.7

Total Liabilities and Stockholders’ Equity	$9,338.2	$9,051.5

(1)	Assets and liabilities from coal trading activities have been presented on a net counterparty aggregation basis consistent with accounting guidance effective January 1, 2008. December 31, 2007 amounts have been reclassified to conform with this presentation requirement.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Dollars in Millions)

	Quarter Ended
	March	March
	2008	2007
EBITDA	$273.5	$235.0
Depreciation, Depletion and Amortization	94.0	81.9
Asset Retirement Obligation Expense	6.8	5.7
Interest Income	(1.1)	(2.8)
Interest Expense	59.3	57.5
Income Tax Provision	44.1	11.1
Minority Interests	0.9	(0.3)

Income from Continuing Operations	$69.5	$81.9

Reconciliation of EBITDA to Net Income — 2008 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Quarter Ending June 30, 2008		Year Ending December 31, 2008
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$300	$400	$1,500	$1,800
Depreciation, Depletion and Amortization	102	110	400	425
Asset Retirement Obligation Expense	5	6	23	21
Interest Income	(1)	(2)	(5)	(6)
Interest Expense	59	57	235	225
Income Tax Provision	38	66	247	312
Minority Interests	2	1	5	10

Income from Continuing Operations	$95	$162	$595	$813

Diluted Earnings Per Share	$0.35	$0.60	$2.20	$3.00

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Australia Supplemental Sales Analysis
Australia Sales Estimates
(Short Tons in Millions)

	2Q - 4Q 2008		1Q 2009		2Q - 4Q 2009		Calendar 2009
Price/
	Price/ Ton	Tons	Price/ Ton	Tons	Price/ Ton	Tons	Ton	Tons
Metallurgical Coal
Current/Future Pricing	$200-270	4.5 - 5.0	$200-270	2.0 - 2.5	TBD	6.5 - 7.5	TBD	8.5 - 10.0
Previously Priced	75 - 85	1.0 - 1.5	—	—	—	—	—	—

Total Seaborne Met		5.5 - 6.5		2.0 - 2.5		6.5 - 7.5		8.5 - 10.0

Thermal Coal
Current/Future Pricing	$90-110	2.0 - 2.5	$90-110	1.0 - 1.5	TBD	6.0 - 6.5	TBD	7.0 - 8.0
Previously Priced	40 - 55	4.5 - 5.0	40 - 55	1.0 - 1.3	$40-55	1.0 - 1.5	$40-55	2.0 - 2.8

Total Seaborne Thermal		6.5 - 7.5		2.0 - 2.8		7.0 - 8.0		9.0 - 10.8

Total Domestic Thermal	N/A	4.5 - 5.0	N/A	1.5 - 2.0	N/A	4.0 - 4.5	N/A	5.5 - 6.5

Total Australia Sales		16.5 - 19.0		5.5 - 7.3		17.5 - 20.0		23.0 - 27.3

All values on a short ton basis (i.e.: high quality hard coking coal at $300 per metric ton equals $270 per short ton).
Price per ton will vary based on qualities.
Pricing for domestic sales not provided due to confidentiality requirements in customer contracts.
Estimates for informational purposes only and subject to a number of uncertainties.
Please note the risk factors at the end of the release.
Targeted 2008 Australia Product Mix
2008 Target: 22 — 24 Million Tons
Metallurgical

High Quality Hard Coking Coal	10 - 15%
Hard Coking Coal	10 - 15%
Semi-Coking Coal	10 - 15%
PCI	2 - 5%
Thermal

Thermal Export	35 - 40%
Thermal Domestic	20 - 25%